                                                                      Exhibit 12

              Mitchell Energy & Development Corp. and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED JANUARY 31, 1997, 1996, 1995, 1994 AND 1993
                         (dollar amounts in thousands)

                                                              1997         1996         1995        1994         1993
                                                            -------      -------      -------     -------      -------
EARNINGS
Pretax earnings . . . . . . . . . . . . . . . . . . . . .  $159,596     $ 58,331     $ 70,551    $ 47,376     $ 60,022
Add (Deduct)
    Previously capitalized interest
      charged against pretax earnings . . . . . . . . . .    45,735(d)    79,499(d)    22,158      11,552        9,545

    Losses of less-than-50%-owned persons . . . . . . . .         1            9        1,104          32           99
    Fixed charges (see below) . . . . . . . . . . . . . .    66,888       78,992       85,988      84,788       85,169
    Reverse effect of inclusion of interest
      capitalized in fixed charges above  . . . . . . . .   (25,788)     (28,561)     (33,011)    (33,956)     (34,161)

    Undistributed earnings of
      less-than-50%-owned persons . . . . . . . . . . . .   (12,024)      (4,321)        (914)     (3,594)     (10,305)
                                                           --------     --------     --------    --------     --------
                                                           $234,408     $183,949     $145,876    $106,198     $110,369
                                                           ========     ========     ========    ========     ========

FIXED CHARGES
Interest expense incurred
    Consolidated (a) (b)  . . . . . . . . . . . . . . . .  $ 57,183     $ 65,802    $  71,570    $ 75,252     $ 77,451
    50%-owned persons . . . . . . . . . . . . . . . . . .     7,538        9,957        7,912       6,236        4,609
    Less-than-50%-owned persons . . . . . . . . . . . . .       -            -          3,032(e)     -            -
                                                           --------     --------    ---------   ---------    ---------
                                                             64,721       75,759       82,514      81,488       82,060
Portion of rental expense representing interest (c) . . .     2,167        3,233        3,474       3,300        3,109
                                                           ---------    --------    ---------   ---------    ---------
                                                           $ 66,888     $ 78,992    $  85,988   $  84,788    $  85,169
                                                           ========     ========    =========   =========    =========

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . .      3.50         2.33         1.70        1.25         1.30
                                                           ========     ========    =========    ========    =========

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(a)  Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations included in costs and expenses in the consolidated statements of earnings.
(b) At January 31, 1997, the Company had outstanding guaranties of the indebtedness of third parties and less-than-50%- owned equity investees totaling approximately $23,000,000 under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $1,100,000 for fiscal 1997, have been excluded from the reported fixed charges.
(c)  Represents one-third of rental expense under operating lease agreements.
(d) Includes charges totaling $31,168,000 in fiscal 1997 associated with sales of timberlands and $66,073,000 in fiscal 1996 associated with real estate property write-downs and sales of timberlands.
(e) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a one-third-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the Company's reported fixed charges. This guaranty was subsequently eliminated when BEF's debt was converted to a term loan during fiscal 1997.